Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of CNinsure Inc. on Form S-8 of our report dated August 17, 2007, which expressed an unqualified opinion with explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of the reader, relating to the consolidated financial statements and related schedule of CNinsure Inc. appearing in the prospectus of CNinsure Inc. dated October 30, 2007.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Hong Kong

May 30, 2008